Exhibit 99.1

Breitling Energy Corporation Reports First Quarter 2014 Financial and Operating Results

DALLAS, May 15, 2014 — Breitling Energy Corporation (OTC: BECC, “Breitling”) announced today its results for the quarter ended March 31, 2014.

First quarter 2014 highlights include:
–	More than doubled revenue from first quarter 2013 to approximately $16.9 million
–	Began trading on the OTC exchange under the ticker symbol "BECC"
–	Appointed key management team members including a new CFO with public company and oil and gas experience
–	Acquisitions of royalty interests and farmout agreement increased reserves

	Period Ended March 31
(In thousands except per-share data)	Q1 2014 (Unaudited)	Q1 2013 (Unaudited)
Total revenues	$16,911	$7,959
Operating income	$6,837	$317
Net income	$6,712	$311
Net income per common share	$0.01	$0.00
Weighted average common shares outstanding	498,884	461,467

"We are starting the year — our first as a publicly traded company — with a very strong quarter," said Chris Faulkner, Chairman, President and Chief Executive Officer of Breitling. "Our revenue growth from the sale of royalty interests and third-party drilling in oil and gas properties met our expectations and sets a positive tone for the rest of the year.”

“In late April, we announced a significant increase in our reserves estimate as a direct result of the previously announced farmout in Sterling County, Texas and acquisitions of additional properties. The Sterling County farmout in the Permian basin promises to be a growth driver for Breitling for the foreseeable future and advances our strategy to increase oil production,” Faulkner continued. “Also during the quarter, we announced the successful completion of our well in Taylor County, Texas and the drilling of the first well on the Sterling County, Texas property. The Taylor County well is producing in line with expectations and, during the coming weeks, we expect to provide an update on the completion and production of the Sterling County well.”

FINANCIAL RESULTS

During the three months ended March 31, 2014, we reported revenues of approximately $16.9 million, an increase of approximately $9.0 million, or 112% as compared to the same period last year. That total included the one-time realization of approximately $4.6 million of deferred revenue from December 31, 2013, and the balance of the increase is attributable to sales of royalty interests and third party drilling in oil and gas properties.  Expenses for the quarter totaled approximately $10.1 million compared with approximately $7.6 million during the same period in 2013.

OPERATIONS AND PRODUCTION UPDATE

Permian Basin

As noted above, in February Breitling entered into a farmout agreement with Steller Energy and Investment Corporation for the exploration and development of approximately 3,680 acres located in Sterling County, Texas in the Permian Basin. Under the Farmout Agreement, we will earn a 100% working interest in each well that we drill, along with surrounding acreage. If we elect to drill at least eight wells, we will retain the interest in the entire acreage. The Company has drilled the first well and is currently in the process of completing a multi-stage vertical frack and will then put this well into production.

Taylor County, Texas

The Company saw promising early results from the drilling of our first well in its prospect in Taylor County, Texas. This well came online in February and is producing consistent with expectations.

Southern Kansas

The Company is in the process of completing a multi-stage horizontal frack on its property in southern Kansas. This well should be put into production soon.

Acquisition of Overriding Royalty Interests

In March, the Company acquired packages of overriding royalty Interests in various states. The wells included should provide long-term income potential to Breitling and investors without exposure to drilling cost.

CORPORATE NEWS

During the quarter, Breitling began trading under the ticker symbol “BECC” on the OTC trading platform. We are taking steps to execute an already-approved reverse stock split and will pursue an ‘up-listing’ to a senior exchange during the second quarter.

Also during the first quarter, we appointed Judson F. (Rick) Hoover as our Chief Financial Officer. Rick is a Certified Public Accountant, has more than 20 years of national and international experience in executive management and is a veteran CFO having served in that role for Ness Energy International, a publicly traded oil and gas company, and as controller for Union Drilling, Inc. He has extensive experience in financial matters, public company compliance, oil and gas operations, mergers, acquisitions, restructuring and real estate.

ABOUT BREITLING ENERGY

Breitling Energy Corporation is a growing energy company based in Dallas, Texas engaged in the acquisition of lower risk onshore oil and gas properties and the exploration and development of such properties. We intend to utilize a combination of acquisitions and growth through the drill-bit to increase reserve and production value. Our oil and gas operations are focused primarily in the Permian Basin of Texas and the Mississippi oil window of southern Kansas. We also have various properties in Texas, North Dakota, Oklahoma and Mississippi.

FORWARD-LOOKING STATEMENTS

Certain statements in this news release regarding future expectations, access to public capital markets, plans for acquisitions and dispositions, oil and gas reserves, exploration, development, production and pricing may be regarded as "forward-looking statements" within the meaning of the Securities Litigation Reform Act. They are subject to various risks, such as operating hazards, drilling risks, the inherent uncertainties in interpreting engineering data relating to underground accumulations of oil and gas, as well as other risks discussed in detail in Breitling's periodic reports and other documents filed with the Securities and Exchange Commission (“SEC”). Actual results may vary materially.

Any number of factors could cause actual results to differ materially from those in the forward-looking statements, including, but not limited to, the volatility of oil and gas prices, the costs and results of drilling and operations, the timing of production, mechanical and other inherent risks associated with oil and gas production, weather, the availability of drilling equipment, changes in interest rates, litigation, uncertainties about reserve estimates, environmental risks and other risks and uncertainties set forth in Breitling's periodic reports and other documents filed with the SEC. Breitling undertakes no obligation to publicly update or revise any forward-looking statements.

INVESTOR RELATIONS CONTACT: Gilbert Steedley, Breitling, 214.716.2060